GLOBAL SMALL CAP FUND INC PREC14A
Filing Date: 12/8/99


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 TYPE:  PREC14A
 SEQUENCE:  1


                          SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by Registrant  [     ]
Filed by a Party other than the Registrant  [X]

Check the appropriate box:

[X] Preliminary Proxy Statement     [  ]  Confidential, For Use of the
                                            Commission Only (as
                                            permitted
                                            by Rule 14a-6(e)(2))

[   ]     Definitive Proxy Statement

[   ]     Definitive Additional Materials

[   ]     Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12
                       THE GLOBAL SMALL CAP FUND, INC.
------------------------------------------------------------------------
                   (Name of Registrant as Specified in its Charter)
                             Deep Discount Advisors, Inc.
------------------------------------------------------------------------

   (Name of Person(s) Filing Proxy Statement, if Other Than the
Registrant)

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                    Deep Discount Advisors, Inc.
         One West Pack Square, Suite 777, Asheville, NC  28801
        828-274-1863  Fax: 828-255-4834  E-mail: ddainc@msn.com


Dear Fellow Stockholders:

I am Chairman of Deep Discount Advisors, Inc. and General Partner of Ron Olin Investment Management Company, both registered investment advisors, which are the Soliciting Shareholders ("Soliciting Shareholder") for this Proxy. We represent substantial shareholder interests in the Global Small Cap Fund, Inc. (the "Fund"), controlling approximately 40% of outstanding shares.

We are concerned about the dismal long-term "total investment return" experienced by the shareholders of this fund and the persistent discount from net asset value per share ("NAV") which has plagued the Fund as a result. We believe these two problems go hand-in-hand and that both need to be addressed by the stockholders. We are not professional arbitrageurs, opportunistic short -term speculators, or "fund-busters". We are fellow stockholders who believe in good corporate governance and in maximizing shareholder value. We believe that the current Board and Adviser have failed dismally to deliver shareholder value and that their reorganization proposal fails to address a significant part of the performance problem, particularly for those shareholders who may wish to maintain their investment in the Fund. The shareholders of this Fund deserve better. That is why we are providing you with additional choices. On our proxy, you may vote in favor or against the Fund's recommendation that it be absorbed by a Paine Webber Open-End Fund as a method of providing NAV to shareholders. You may also vote to replace the current directors with a different slate committed to shareholder value. If the reorganization proposal passes, our alternate Directors are committed to implement the approved plan. However, in the event that the reorganization proposal fails, they are also committed to take effective action to improve portfolio performance, reduce expenses, and deal with the discount problem. In particular, they will initiate an immediate repurchase program to aggressively buy back fund shares in the market whenever they are trading at more than a nominal discount to NAV. This will have the added effect of enhancing NAV and fund performance for those shareholders remaining in the Fund. Because it will add to the demand for the Fund's shares in the market, it may also have the effect of reducing or eliminating the discount at which the Fund's shares might otherwise trade.

FUND PERFORMANCE HAS BEEN SIMPLY TERRIBLE. The Fund's recent annual report outlines the dismal record. From inception on October 15, 1993 through the fiscal year ending July 31, 1999 the fund's "total investment return" (which includes the impact of discounts) was +22.7%, representing an average annual return of only +3.52%. This compares very poorly to the Fund's earlier identified benchmark, the Morgan Stanley Capital International World Index, which had total return of +127% in the same time period. Most recently, the Fund's reports have instead chosen to compare performance with the less successful Salomon Smith Barney Extended Market Index, which has increased +68% during this same time period. Whether you are comparing the Fund's +23% performance with +127% for one index or +68% for another, the impact on the shareholders has been devastating. Shareholders would have done much better with far less risk by putting their money into a savings account instead.

THE REORGAINIZATION PROPOSAL IS JUST "MORE OF THE SAME". After we notified the Fund of our intent to run opposing Directors to deal with the poor performance problem, the Fund subsequently announced that it would not hold an annual meeting to elect directors, but would instead hold a special meeting to submit a reorganization proposal to shareholders. This proposal would have the Fund absorbed into the open-end PaineWebber Global Equity Fund ("Global Equity Fund") which has the same adviser and sub-advisor. Absorption of the current closed-end fund into an open-end fund would allow those shareholders wishing to exit to receive NAV for their shares. However, it may not solve the long-term performance problem for those shareholders who wish to maintain their investment and would like reasonable returns.

We believe that the Global Equity Fund's performance is poor by any standard. The Global Equity Fund's most recent prospectus cites average annual returns through 12/31/98 compared with the MSCI World Index as follows: One year, Global Equity 6.59% vs. MSCI Index 24.8%; five years, Global Equity 7.6% vs. MSCI Index 16.19%. During the same October 1993 to July 1999 performance period discussed above, the Large Cap PaineWebber Global Equity Fund had a total return of only +61% vs. +127% for the MSCI World Index. Jumping from one poor performing fund into another does not fix the long-term performance problem.
The short term advantage of eliminating the discount may be an inadequate compensation for continued poor portfolio performance.

THE CURRENT BOARD HAS FAILED TO PROVIDE SHAREHOLDER VALUE. The current Board, which tolerated this poor performance, is well acquainted with the adviser.
Four of the ten board members are affiliated with the adviser. The six remaining "independent" directors own no shares in the Fund. However, they each received amounts ranging from $94,885 to $117,853 in 1997 for serving on the Boards of 29 investment companies for which Mitchell Hutchins or PaineWebber served as investment adviser.

THE SHAREHOLDERS DESERVE BETTER. Our replacement Board candidates have no affiliation with the adviser, and they represent substantial shareholder interests. They personally own 88,800 shares. As Board members, their interest will be focused on maximizing investment returns to the shareholders regardless of whether or not the actions taken may conflict with the interests of the investment adviser. If the shareholders vote for the reorganization proposal in order to have an option to receive NAV quickly, our Director candidates are pledged to implement the plan as fast and cheaply as possible. On the other had, if the shareholders reject this short term NAV fix and instead seek a long -term performance solution, our Director candidates are up to that task.

We have proven we know how to add value for shareholders of closed-end funds. Our efforts were featured in the September 6, 1999 Forbes Magazine Closed-End Fund survey, page 252. This recent article highlights the significant steps we have taken over the last year to increase Net Asset Value, shrink the discount, and cut expenses at the Clemente Strategic Value Fund after we assumed positions on that Board.

LET THE SHAREHOLDERS DECIDE.  If a shareholder is so disgusted with this poor investment performance that he wants to exit the Fund, he should vote in favor of the reorganization proposal. That way, he will at least be able to get full Net Asset Value for his shares when he leaves. On the other hand, long-term investors may be better served by sticking with the current closed-end structure and electing Directors committed to fixing the performance problem, reducing expenses, and utilizing the discount to further enhance long-term returns. Some of the shares that we represent may be voted in favor or the reorganization proposal and some may be voted against it, commensurate with the particular interests which those shares represent and the circumstances at the time the ballots are cast. We cannot predict which side of the reorganization issue will prevail.

Either way, we believe shareholders are better off returning the [GREEN] proxy and voting in favor of our proposals to replace the current Directors with those committed to enhancing shareholder returns under all circumstances, commensurate with their fiduciary responsibilities.

Please read the attached Proxy Statement carefully. It contains additional information about the persons we plan to nominate for election as directors and the proposals we plan to introduce.


To enable us to vote your shares on these issues, PLEASE MARK, SIGN, and DATE AND RETURN THE ENCLOSED [GREEN] PROXY CARD IN THE POSTAGE PRE-PAID ENVELOPE THAT HAS BEEN PROVIDED. You may vote on all proposals contained in the Fund's [WHITE] proxy card by using the enclosed [GREEN] proxy card. Instructions for executing the [GREEN] proxy card follow below.

If you have already returned the [WHITE] proxy card sent to you by the Fund, you may revoke that proxy and vote for our nominees and proposals by marking, signing, dating and mailing a later dated [GREEN] proxy card.

AFTER SUBMITTING A [GREEN] PROXY CARD, PLEASE DO NOT RETURN A [WHITE] PROXY CARD (EVEN IF YOU ARE VOTING AGAINST THE NOMINEES NAMED IN THE FUND'S PROXY STATEMENT). DOING SO WILL REVOKE YOUR [GREEN] PROXY CARD.

If you have any questions, please call me at (828) 274-1863

Sincerely yours,



Ronald G. Olin



TO SUPPORT OUR EFFORTS TO ENHANCE STOCKHOLDER VALUE, PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED [GREEN] PROXY CARD USING THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.



VOTING INFORMATION

The Fund's proxy materials also includes a proposal relating to the merger of the Fund with PaineWebber Global Equity Fund. You may vote on all of the matters contained in the Fund's proxy statement by completing and returning the enclosed [GREEN] proxy card.

The Soliciting Shareholder is not making any recommendation as to how you should vote on ratification of the proposal to merge the Fund with The PaineWebber Global Equity Fund.

A [GREEN] proxy card which is returned to the Soliciting Shareholder or its agent will be voted as you indicate on the card. If a [GREEN] proxy card is returned without indicating how to vote on a matter, your shares will be voted FOR the resolution to remove all incumbent Directors of the Fund, FOR the shareholder resolution to elect new members of the Board of Directors to replace the former Board members, and will ABSTAIN on the proposal to merge the Fund with the PaineWebber Global Equity Fund. All other stockholder proposals contained in this proxy or introduced at the meeting for which you have not indicated your preference will be voted at the time of the meeting by the Soliciting Shareholder in accordance with the best interests of the stockholders in the sole judgement and opinion of the Soliciting Shareholder.

If you have already returned the [WHITE] proxy card that was sent to you by the Fund, you may revoke that proxy and vote for the Soliciting Shareholder's nominees and proposals by marking, signing, dating and mailing a later dated [GREEN] proxy card.

Completing and returning a [WHITE] proxy card, even to vote against the nominees named in the Fund's proxy statement, after you return the enclosed [GREEN] proxy card will revoke the proxy given in the [GREEN] card.

Therefore, DO NOT return a [WHITE] proxy card after returning the [GREEN] card, unless you wish to completely cancel ALL of your choices on the [GREEN] proxy card.


PROXY STATEMENT IN OPPOSITION
TO SOLICITATION BY THE BOARD OF DIRECTORS OF THE GLOBAL SMALL CAP FUND, INC.

SPECIAL MEETING OF STOCKHOLDERS
To be held on December 30, 1999

This proxy statement and the enclosed [GREEN] proxy card are being furnished to holders of record on November 4, 1999 (the "Record Date") of shares of common stock, par value $.01 per share (the "Common Stock"), of The Global Small Cap Fund, Inc., a Maryland corporation (the "Fund"), by Deep Discount Advisors, Inc. and Ron Olin Investment Management Company, both registered investment advisors, (the "Soliciting Shareholder"), in connection with the solicitation of proxies by the Soliciting Shareholder for use at the Special Meeting of the Fund to be held on December 30, 1999, at 1285 Avenue of the Americas, 14th Floor, New York, New York 10019, at 12:00 p.m., New York time. The Soliciting Shareholder is soliciting a proxy to vote your shares at the Special Meeting of Stockholders of the Fund and at any and all adjournments or postponements of the meeting. The Fund has been properly notified of the Soliciting Shareholder's intent to solicit proxies on its own behalf, and the Soliciting Shareholder intends to send its opposing proxy to a sufficient number of the Fund's shareholders to pass all proposals.

This proxy statement and the enclosed [GREEN] proxy card are first being sent to stockholders of the Fund on or about December 13, 1999.

INTRODUCTION

There is one matter that the Fund has scheduled to be voted on at the meeting:

1. A proposal to merge the Fund into The Paine Webber Global Equity Fund, an open-end fund that is a portfolio of PaineWebber Investment Trust;

With respect to this matter, the Soliciting Shareholder is making no recommendation on this proposal. Those shareholders who want to leave the Fund should consider voting for this proposal. Those shareholders who do not want to leave the Fund should consider carefully the performance record of The PaineWebber Global Equity Fund before deciding how to vote. If a shareholder returns the GREEN proxy card with no indication of how to vote on this matter, the shares will be voted to ABSTAIN on this matter.

The Soliciting Shareholder is also soliciting your proxy to vote your shares on the following proposals, which it intends to introduce at the meeting:

2. A stockholder resolution to remove all members of the incumbent Board of Directors of the Fund;

3. A stockholder resolution to elect new members of the Board of Directors to replace the former Board members for the duration of their original terms;


How Proxies Will Be Voted

All of the proposals scheduled by the Fund to be voted on at the meeting are included in the enclosed [GREEN] proxy card. If you wish to vote IN FAVOR of our nominees, and FOR any of the other proposals, you may do so by completing and returning a [GREEN] proxy card.

If you return a [GREEN] proxy card to the Soliciting Shareholder or its agent, your shares will be voted on each matter as you indicate. If you do not indicate how your shares are to be voted on a matter, they will be voted to ABSTAIN on the proposal to merge the Fund into The PaineWebber Global Equity Fund, FOR the shareholder resolution to remove all members of the incumbent Board of Directors, and FOR the shareholder resolution to elect new members of the Board of Directors to replace the former Board members. All other stockholder proposals introduced at the meeting will be voted at the time of the meeting by the Soliciting Shareholder in accordance with the best interests of the stockholders, in the sole judgement and opinion of the Soliciting Shareholder. If you return a [GREEN] proxy card, you will be granting the persons named as proxies discretionary authority to vote on any other matters of which they are not now aware that may come before the meeting. These may include, among other things, matters relating to the conduct of the meeting and proposals of other stockholders.


Voting Requirements

Only stockholders of record on the Record Date are entitled to vote at the meeting. According to the Fund's proxy statement, there were 3,801,667 shares of Common Stock issued and outstanding on the Record Date. Holders of record on the Record Date will be entitled to cast one vote on each matter for each share of Common Stock held. The approval of the proposal to merge the Fund into The PaineWebber Global Equity Fund requires the affirmative vote of a majority of the outstanding voting securities of the Fund. The approval of the proposals to remove all incumbent Directors of the Fund and to replace them with alternate Directors each requires a majority of all votes represented at the meeting.

In tallying stockholder votes, abstentions and "broker non-votes" (i.e., shares held by brokers or nominees as to which (a) instructions have not been received from the beneficial owners or persons entitled to vote and (b) the broker or nominee does not have discretionary voting power on a particular matter) will be counted for purposes of determining whether a quorum is present for purposes of convening the meeting. Abstentions and broker non-votes will have no effect on the election of directors. The nominees receiving the largest number of votes will be elected to serve as directors of the Fund. In addition, abstentions and broker non-votes are not considered votes "cast" and thus, will have no effect on any proposal.

The presence, in person or by proxy, of the holders of more than 50% of the shares of Common Stock of the Fund entitled to vote at the meeting will constitute a quorum for the transaction of business. If a quorum is not present at the meeting, or if a quorum is present but sufficient votes to approve any of the stockholder proposals are not received, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies. The proxies may also propose an adjournment for other reasons. Any adjournment will require the affirmative vote of a majority of those shares present at the meeting in person or by proxy. If an adjournment of the meeting is proposed, the persons named as proxies on the [GREEN] proxy card will vote for or against such adjournment in their discretion.



Revocation of Proxies

You may revoke any proxy you give to management or the Soliciting Shareholder at any time prior to its exercise in the following ways:

Deliver a written revocation of your proxy to the Secretary of the Fund;

Execute and deliver a later dated proxy to the Soliciting Shareholder or to the Fund or our respective agents; or

Vote in person at the meeting. (Attendance at the meeting will not in and of itself revoke a proxy.)

There is no limit on the number of times you may revoke your proxy prior to the meeting. Only the latest dated, properly signed proxy card will be counted.



INFORMATION CONCERNING THE SOLICITING SHAREHOLDER

The beneficial shareholders making this solicitation are Deep Discount Advisors, Inc. and Ron Olin Investment Management Company, both registered investment advisors. These companies presently manage investment portfolios having total assets between $100 and $200 million.

The address of the Soliciting Shareholder is One West Pack Square, Suite 777, Asheville, NC 28801.

As of the Record Date, the Soliciting Shareholder has the beneficial ownership of 1,545,560 shares of Common Stock of the Fund, held by principals and clients of the companies and representing approximately 40.7 % of the issued and outstanding shares of Common Stock of the Fund.

Exhibit 1 to this proxy statement contains a schedule showing the purchases and sales of Common Stock of the Fund by the Soliciting Shareholder within the past two years.

The Soliciting Shareholder has made the decision to seek Board representation after an extended period of unsatisfactory shareholder results. Moreover, it believes effective measures have not been taken by Mitchell Hutchins nor has there been effective direction by the current Board to deal with the persistent discount to NAV at which the Fund's shares trade on the open market.



REASONS FOR THE SOLICITATION

In our view, management has not taken meaningful steps to enhance stockholder value. For this reason, the Soliciting Shareholder is soliciting your vote to lect Messrs. Olin, Bradshaw, Clark, Bentz, Goldstein, Hellerman, Lenagh, Wilcox, Strauss, and Rogers to the Board of Directors, which it believes will enhance stockholder value.

The election of Messrs. Olin, Bradshaw, Clark, Bentz, Goldstein, Hellerman, Lenagh, Wilcox, Strauss, and Rogers as directors will provide stockholders with an independent voice on important matters affecting the Fund. Their election will give the Board a new perspective and will help assure that measures intended to benefit stockholders are more actively considered. The approval of various proposals will also further these goals to the extent that they may result in:


 - Enhancing both net asset value and market value of the Fund's shares through aggressive buybacks of shares in the market;

 - Greater stockholder guidance to the Board, enhancing its ability to act in the best interests of stockholders.

If you share these goals, we urge you to vote for our nominees and proposals, using the enclosed [GREEN] proxy card.



CERTAIN CONSIDERATIONS

In deciding whether to give the Soliciting Shareholder your proxy, you should consider the following information.

Even if its proposals are approved by stockholders and its nominees are elected, there can be no assurance that the full Board of Directors will take any specific actions or that such actions, if taken, will achieve their intended goals.

Implementation of certain Board actions may require stockholder approval, and no assurance can be given that such approval will be obtained. In addition, arious costs, which would be borne indirectly by stockholders, may be associated with certain actions, including but not limited to those associated with holding a special meeting of stockholders.

The Soliciting Shareholder believes that all stockholders of the Fund will benefit if any actions taken to improve stockholder value or to reduce or eliminate the discount from NAV are successful. However, the Soliciting Shareholder is paid fees by its clients who hold shares of the Fund. These fees will be greater if the value of the Fund's shares increase and, in some cases, are based upon the performance of the client's account.



SPECIAL MEETING PROPOSALS

PROPOSAL 1 - MERGE THE FUND INTO THE PAINEWEBBER GLOBAL EQUITY FUND, INC.

Information concerning this proposal is contained within the Fund's proxy statement. The Soliciting Shareholder is making no recommendation on how to vote on this proposal and will vote to ABSTAIN if no preference is indicated on the [GREEN] proxy. Those shareholders who want to leave the Fund should consider voting for this proposal. Those shareholders who want to remain in the Fund should give careful consideration to the performance record of The PaineWebber Global Equity Fund before deciding how to vote.

The Soliciting Shareholder believes that the long-term performance of The PaineWebber Global Equity Fund is very poor by comparison to the MSCI World Index. This fund has the same adviser and sub-adviser as the Global Small Cap Fund, and for the period of October 1993 to July 1999, the large cap PaineWebber Global Equity Fund had a total return of only +61% vs. +127% for the MSCI World Index. The Global Equity Fund's most recent prospectus cites average annual returns compared with the MSCI World Index as follows:

	  Average Annual Returns through  12/31/98

Duration     PW Global Equity Fund
                Class A shares           MSCI Index

One Year            6.59 %                24.80 %

Five Years          7.60 %                16.19 %

For those shareholders who want to remain invested, substituting a poor -performing closed-end fund for a poor-performing open-end fund does not solve the problem. For long-term investors, the advantage of having a short term gain by eliminating the discount through this merger may not be adequate compensation for continued poor investment performance. Those shareholders who are concerned about the long-term performance record of the PaineWebber Global Equity Fund should consider voting against this proposal.

The Soliciting Shareholders is making no recommendation with regard to this proposal. If this proposal is left unmarked on the GREEN proxy, the shares will be voted to ABSTAIN on this issue.



PROPOSAL 2 - SHAREHOLDER RESOLUTION TO REMOVE ALL INCUMBENT BOARD MEMBERS

At the meeting, the Soliciting Shareholder intends to introduce the following resolution for consideration by the stockholders:

 - RESOLVED: The stockholders of The Global Small Cap Fund, Inc. hereby remove all members of the incumbent Board of Directors from office, including Margo N. Alexander, Richard Q. Armstrong, E. Garrett Bewkes, Jr., Richard R. Burt, Mary
C. Farrell, Meyer Feldberg, George W. Gowen, Frederic V. Malek, Carl W. Schafer, and Brian M. Storms.

The Soliciting Shareholder believes that one of the main reasons for the poor performance record of the Global Small Cap Fund and the failure to manage the discount problem proactively has been the lack of effective Director leadership from the Board level. Accordingly, we believe that the incumbent Board should be removed and replaced by a Board that represents substantial shareholder interests.

The Soliciting Shareholder recommends that shareholders vote IN FAVOR of this proposal and will vote FOR this proposal if no indication is given on the [GREEN] proxy.


PROPOSAL 3 - ELECTION OF NEW DIRECTORS TO REPLACE FORMER DIRECTORS

At the meeting, the Soliciting Shareholder intends to introduce the following resolution for consideration by the stockholders:

 - RESOLVED: The stockholders hereby elect the following individuals as Directors of the Fund to replace the former Board members for the duration of their unexpired terms: Ronald G. Olin, Ralph W. Bradshaw, Gary A. Bentz, William A. Clark, Phillip Goldstein, Gerald Hellerman, Thomas H. Lenagh, Glenn
W. Wilcox, Sr., Andrew Strauss, and Scott B. Rogers.

Unlike the incumbent Board, the Board candidates listed above represent substantial shareholder interests of the Fund. They are all committed to fixing the performance problem, reducing expenses where possible, and utilizing the discount to further enhance long-term returns through aggressive share buy -backs.

If elected, these Directors will serve for the remaining terms of the former Board members, and they will stand for re-election at the next regularly scheduled annual meeting. Biographical information for these nominees is contained in the following section. The Soliciting Shareholder recommends that shareholders vote IN FAVOR of its nominees and will vote FOR its nominees if no indication is given on the [GREEN] proxy.




ELECTION OF DIRECTORS

In the event that Proposal 2 (removal of incumbent directors) is passed, Proposal 3 provides stockholders the opportunity to elect as many as ten persons as directors of the Fund.

The Soliciting Shareholder will nominate Messrs. Olin, Bradshaw, Clark, Bentz, Goldstein, Hellerman, Lenagh, Wilcox, Strauss, and Rogers for election as Directors of the Fund. If proposal 3 is passed, these nominees will constitute the entire Board of Directors for the Fund. Information about the nominees is as follows:

Name and Address          Age            Principal Occupation Past Five Years

Ronald G. Olin  *
One West Pack Square
Suite 777
Asheville, NC  28801      54            Chief Executive Officer of Deep Discount
Advisors, Inc., an investment advisory firm; General Partner of Ron Olin Investment Management Co.; Chairman and Director of Clemente Strategic Value Fund, Inc., Director of The Austria Fund, Inc., Director of The Central European Value Fund, Inc. and Director of The Portugal Fund, Inc., all closed-end investment companies.

Shares of Global Small Cap Fund, Inc.  (5-25-99)    80,900


Gary A. Bentz
One West Pack Square
Suite 777
Asheville, NC  28801      43          Chief Financial Officer and Treasurer of
Deep Discount Advisors, Inc., an investment advisory firm; Director of Clemente Strategic Value Fund, Inc., and Director of The Austria Fund, Inc., both closed -end investment companies.

Shares of Global Small Cap Fund, Inc.  (5-25-99)      2,600


Ralph W. Bradshaw
One West Pack Square
Suite 777
Asheville, NC  28801      48          Vice President of Deep Discount Advisors,
Inc., an investment advisory firm; Director of Clemente Strategic Value Fund, Inc., Director of The Austria Fund, Inc., Director of The Central European Value Fund, Inc. and Director of The Portugal Fund, Inc., all closed-end investment companies.

Shares of Global Small Cap Fund, Inc.  (5-25-99)     700


William A. Clark
One West Pack Square
Suite 777
Asheville, NC  28801       54        Principal of Deep Discount Advisors, Inc.,
an investment advisory firm; Director of Clemente Strategic Value Fund, Inc.,and Director of The Austria Fund, Inc., both closed-end investment companies.

Shares of Global Small Cap Fund, Inc.  (5-25-99)             3,200


Phillip Goldstein
60 Heritage Drive
Pleasantville, NY  10570    54       President of the General Partner of
Opportunity Partners, L.P., a private investment partnership; Director of Clemente Strategic Value Fund, Inc., a closed-end investment company.

Shares of Global Small Cap Fund, Inc.  (5-25-99)       - 0 -


Gerald Hellerman
10965 Eight Bells Lane
Columbia, MD  21044         61       Managing Director of Hellerman Associates,
a financial consulting firm; Trustee of Third Avenue Value Trust; Director of Clemente Strategic Value Fund, Inc., a closed-end investment company.
Shares of Global Small Cap Fund, Inc.  (5-25-99)          - 0 -

 Name and Address       Age          Principal Occupation Past Five Years


Thomas H. Lenagh
Greenwich Office Park
Greenwich, CT  06831        77       Independent Financial Adviser;  Director of
Gintel Funds, Adams Express, ASD Group, ICN Pharmaceuticals, Inrad Corp., and V-Band Corp; Director of Clemente Strategic Value Fund, Inc., a closed-end investment company.

Shares of Global Small Cap Fund, Inc.  (5-25-99)               - 0 -


Glenn W. Wilcox, Sr.
418 Vanderbilt Road
Asheville, NC  28803       67        Chairman of the Board and Chief Executive
Officer of Wilcox Travel Agency; Director of Champion Industries, Inc.; Chairman of the Board of Blue Ridge Printing Co., Inc.; Chairman of the Board of Tower Associates, Inc.; Director of Asheville Chamber of Commerce; Vice Chairman of the Board of First Union National Bank; Board of Trustees of Appalachian State University; Board of Trustees and Board of Directors of Mars Hill College.

Shares of Global Small Cap Fund, Inc.  (5-25-99)            - 0 -


Andrew Strauss
77 Central Ave,
Suite F
Asheville, NC  28801       45        Attorney and senior member of Strauss &
Associates, PA., attorneys, Asheville, N.C.; Previous President of White Knight Healthcare, Inc., and LMV Leasing, Inc., a wholly owned subsidiary of Xerox Credit Corporation.

Shares of Global Small Cap Fund, Inc.  (5-25-99)            1,400


Scott B. Rogers
6 Beaverdam Ct.
Asheville, NC  28804      44         Chief Executive Officer, Asheville Buncombe
Community Christian Ministry; President, ABCCM Doctor's Medical Clinic; Director, National Urban Strategy Commission; Director, Southeastern Jurisdiction Urban Networkers; Director, Asheville Area Red Cross; Appointee, NC Governor's Commission on Welfare to Work; Chairman, Recycling Unlimited; Director, Interdenominational Ministerial Alliance.

Shares of Global Small Cap Fund, Inc.  (5-25-99)           - 0 -

None of these nominees is affiliated with the Fund's investment adviser, Mitchell Hutchins.

* Mr. Olin is considered an "interested person" as defined in the Investment Company Act of 1940, as amended (the "1940 Act") because of his control of Deep Discount Advisors, Inc. and Ron Olin Investment Management Company, which together hold in client accounts over which he has control approximately 1,545,560 shares of common stock of the Fund.

Messrs. Olin, Bradshaw, Clark, and Bentz are affiliated with the company Deep Discount Advisors, Inc. and several of them serve on the Boards of Directors of other closed-end funds as noted in their biographical information.

As previously noted, Deep Discount Advisors and Ron Olin Investment Management Company are deemed to own beneficially 1,545,560 shares of Common Stock, representing approximately 40.7% of the shares outstanding on the Record Date, November 4, 1999.

Directors who are "interested persons" of the Adviser, as defined by the 1940 Act, do not receive compensation. Directors of the Fund who are not affiliated with Mitchell Hutchins receive an annual stipend for serving on the Board and its committees, an additional sum for each Board meeting which they attend, and reimbursement for out-of-pocket expenses in connection with their attendance at directors' meetings. According to the Fund's Proxy statement, Directors not affiliated with Mitchell Hutchins each received total compensation ranging from $94,885 to $117,853 in 1997 for serving on the Boards of 29 investment companies for which Mitchell Hutchins or PaineWebber served as investment adviser. The Fund does not pay any pension or other benefits to its directors.

Other than fees that may be payable by the Fund to its directors, none of the nominees named above has any arrangement or understanding with any person with respect to any future employment by the Fund or by any affiliate of the Fund.

The persons named as proxies in the enclosed [GREEN] proxy card intend, in the absence of contrary instructions, to vote all proxies they are entitled to vote IN FAVOR of the election of the three nominees named above. Each nominee has consented to stand for election and to serve if elected. If any nominee is unable to serve, an event not now anticipated, the proxies will be voted for such other person, if any, as is designated by the persons named as proxies.

Information regarding the persons now serving as directors and officers of the Fund, and additional information regarding the Fund, is contained in the Fund's proxy statement.


PRINCIPAL HOLDERS OF VOTING SECURITIES

According to the Fund's proxy statement, the Fund is aware of one entity which has reported beneficial ownership of more than 5% of the outstanding Common Stock: (i) Deep Discount Advisors, Inc., One West Pack Square, Suite 777, Asheville, NC 28801, 1,545,560 shares (apprx 40.7%).

According to the Fund's proxy statement, the directors and officers of the Fund, as a group owned less than 1% of the outstanding shares of the Fund.


THE SOLICITATION

Deep Discount Advisors, Inc. and Ron Olin Investment Management Company (Soliciting Shareholder) are making this solicitation.

Banks, brokerage houses and other custodians, nominees, and fiduciaries will be requested to forward this proxy statement and the enclosed [GREEN] proxy card to the beneficial owners of shares of Common Stock for whom they hold shares of record. The Soliciting Shareholder will reimburse these organizations for their reasonable out-of-pocket expenses.

The Soliciting Shareholder will bear all of the fees and expenses related to this proxy solicitation. It is estimated that the total amount of fees and expenses, including lawyers and proxy advisors, will not exceed $80,000, of which none has been disbursed to date.

The Soliciting Shareholder is not and, within the past year, has not been a party to any contract, arrangement or understanding with any person with respect to any securities of the Fund. In addition, there is no arrangement or understanding involving either the Soliciting Shareholder, or any associate which relates to future employment by the Fund or any future transaction with the Fund.

If you have any questions concerning this proxy solicitation or the procedures to be followed to execute and deliver a proxy, please contact the Soliciting Shareholder at 828-274-1863.




ADDITIONAL PROPOSALS

The Soliciting Shareholder knows of no business that will be presented for consideration at the meeting other than that set forth in this proxy statement and in the Fund's proxy statement. If any other matters are properly presented for consideration at the meeting, it is the intention of the persons named as proxies on the enclosed [GREEN] proxy card to vote in accordance with their own best judgment on such matters.

The date by which a stockholder must submit a proposal to be presented at the 2000 Annual Meeting of Stockholders is set forth in the Fund's proxy statement.


Dated: December 8, 1999.




EXHIBIT 1   Purchases and Sales of Global Small Cap Fund Shares

SECURITIES OF THE FUND PURCHASED OR SOLD
WITHIN THE PAST TWO YEARS BY THE SOLICITING SHAREHOLDER

Except as disclosed in this proxy statement, neither Ronald G. Olin nor Deep Discount Advisors, Inc. nor Ron Olin Investment Management Company has, or had, any interest, direct or indirect, by security holdings or otherwise, in the Fund. The following table sets forth certain information with respect to purchases and sales of shares of Common Stock of the Fund by Deep Discount Advisors, Inc. and Ron Olin Investment Management Company for accounts holding shares as to which they are deemed to be the beneficial owners (the "Accounts").

Some of the shares are held in margin accounts. Therefore, a portion of the purchase price and market value of the shares may from time to time be represented by margin borrowings, depending upon the net debit balances, if any, of the margin accounts, which fluctuate daily.

Date    Shares Purchased or Sold


11/13/1997  3600       08/28/1998  11900       03/12/1999   10100
11/14/1997  3400       08/31/1998   1600       03/15/1999    3000
11/17/1997   500       09/01/1998   8600       03/16/1999     500
11/19/1997   300       09/02/1998  15200       03/17/1999    3200
11/20/1997   400       09/03/1998  11400       03/18/1999    1200
11/21/1997  1500       09/04/1998   5800       03/22/1999    4300
11/24/1997  2500       09/09/1998   3000       03/24/1999    4600
11/25/1997  2300       09/10/1998   1400       03/25/1999    1100
11/26/1997  2300       09/11/1998   3600       03/26/1999    7600
11/28/1997  1300       09/14/1998   1000       03/29/1999    5500
12/01/1997  3500       09/22/1998   8800       03/30/1999    3400
12/02/1997  3000       09/23/1998   2000       03/31/1999    6800
12/03/1997  2000       09/28/1998   2000       04/01/1999    1000
12/04/1997  3800       09/29/1998   2600       04/05/1999    3500
12/05/1997   500       09/30/1998   2300       04/06/1999    4100
12/12/1997  6800       10/01/1998   4000       04/07/1999   10300
12/15/1997   500       10/14/1998    200       04/08/1999    5000
12/16/1997  1500       10/16/1998    300       04/09/1999    8900
12/17/1997  4000       10/19/1998   6800       04/12/1999   20800
12/23/1997  1300       10/20/1998   2300       04/13/1999    7100
12/29/1997  1200       10/23/1998   2700       04/14/1999     600
12/30/1997  3400       10/26/1998   2200       04/15/1999    1300
01/05/1998  1900       10/28/1998   1800       04/16/1999    4000
01/06/1998  2500       10/29/1998  10000       04/19/1999   10500
01/07/1998   900       11/02/1998   3100       04/23/1999     900
01/08/1998  2300       11/03/1998   9000       04/27/1999    1000
01/09/1998  6700       11/04/1998    800       04/28/1999    1900
01/13/1998  2300       11/05/1998   2800       05/03/1999    1600
01/14/1998   700       11/06/1998    300       05/04/1999    2700
01/15/1998  4700       11/11/1998   1500       05/05/1999    3400
01/16/1998  1600       11/13/1998    200       05/06/1999     900
01/20/1998  2000       11/16/1998   4800       05/18/1999    1500
01/26/1998  2700       11/17/1998   5400       05/19/1999    3000
01/29/1998   500       11/18/1998    100       05/20/1999    1200
02/10/1998   263       11/19/1998   5600       05/21/1999    1700
02/17/1998  1200       11/20/1998   1600       05/24/1999    4200
02/19/1998  1000       11/23/1998  14400       05/25/1999    3300
02/20/1998   100       11/24/1998  12800       05/26/1999    1600
02/23/1998   600       11/25/1998   5200       05/27/1999    9700
02/24/1998  1500       11/27/1998    400       06/02/1999    3000
02/25/1998  1000       11/30/1998   6600       06/03/1999    4300
03/02/1998 17500       12/01/1998  10000       06/04/1999    1000
03/03/1998  1000       12/02/1998  10200       06/08/1999    5000
03/04/1998  3300       12/02/1998  -6200       06/09/1999    3400
03/06/1998  2400       12/03/1998   2700       06/10/1999    8500
03/10/1998  2000       12/04/1998   7000       06/11/1999    1100
03/17/1998  2700       12/07/1998   2400       06/14/1999    2600
03/18/1998  1600       12/08/1998   6400       06/15/1999    1100
03/19/1998  4100       12/09/1998   8200       06/16/1999    1400
03/20/1998  1500       12/10/1998   4500       06/17/1999    5600
03/24/1998  8600       12/11/1998   2400       06/18/1999    1700
03/25/1998  1900       12/14/1998   4500       06/21/1999    1700
03/26/1998 25200       12/15/1998   3600       06/22/1999    2300
04/03/1998 -1400       12/16/1998   9100       06/23/1999    1000
04/07/1998  2200       12/17/1998   4400       06/24/1999    9800
04/16/1998  1500       12/18/1998   4800       06/25/1999   10000
04/17/1998   700       12/21/1998    700       06/28/1999    4700
04/21/1998  2500       12/22/1998   9000       06/29/1999   16000
04/23/1998  3400       12/23/1998   5000       06/30/1999    3300
04/27/1998  3700       12/24/1998    400       07/02/1999    3200
04/30/1998   800       01/11/1999  14000       07/06/1999    3000
05/04/1998  2200       01/12/1999  16800       07/07/1999    9300
05/05/1998   800       01/13/1999   2400       07/08/1999   15000
05/14/1998   400       01/14/1999   5900       07/09/1999    1600
05/15/1998  2100       01/15/1999   3700       07/12/1999    3000
05/18/1998   500       01/19/1999   7500       07/13/1999    1800
05/19/1998  2500       01/20/1999  27000       07/14/1999    1700
05/27/1998  2400       01/21/1999   3800       07/16/1999    3600
05/28/1998  1000       01/22/1999   3300       07/19/1999    3900
05/29/1998  8000       01/25/1999   1300       07/20/1999   16500
06/01/1998  3000       01/26/1999   4000       07/21/1999     600
06/02/1998  9600       01/27/1999   1000       07/22/1999    4200
06/03/1998 12700       01/28/1999   1000       07/23/1999    1100
06/04/1998 11000       01/29/1999   3800       07/26/1999    3800
06/11/1998  6500       02/01/1999   5000       07/27/1999    6100
06/12/1998  2500       02/02/1999  11000       07/28/1999    2200
06/18/1998  2300       02/03/1999  25100       08/02/1999   21000
06/19/1998   300       02/04/1999  12700       08/03/1999    2800
06/22/1998   500       02/05/1999  12700       08/04/1999   14000
06/23/1998  1400       02/08/1999   5800       08/05/1999    5000
06/25/1998  2800       02/09/1999  19500       08/06/1999    2500
07/15/1998  1000       02/11/1999   3600       08/12/1999    1900
07/16/1998  1000       02/16/1999   1200       08/13/1999    1300
07/17/1998  2800       02/17/1999    500       08/17/1999    1900
07/20/1998  3400       02/18/1999   1700       08/18/1999    1500
07/30/1998  6200       02/19/1999   1700       08/20/1999    1800
07/31/1998  4000       02/22/1999   3400       08/23/1999    3700
08/03/1998  1000       02/23/1999   7900       08/24/1999    2800
08/10/1998  2300       02/24/1999  10700       08/25/1999   14500
08/11/1998  4000       02/25/1999   4500       08/27/1999     600
08/12/1998  4500       02/26/1999   1500       08/30/1999    2000
08/13/1998  5500       03/01/1999  13000       09/03/1999    1800
08/14/1998  4400       03/02/1999   5500       09/07/1999    4500
08/19/1998  8200       03/03/1999   2300       09/09/1999    5000
08/20/1998  8100       03/04/1999   2200       09/20/1999    6000
08/21/1998 10100       03/05/1999   5600       09/23/1999   13000
08/24/1998  7000       03/08/1999   6000       09/28/1999    2700
08/25/1998 11300       03/09/1999   5000       10/07/1999   13800
08/26/1998 16400       03/10/1999   7200       10/08/1999  210000
08/27/1998  2300       03/11/1999  10900       11/26/1999     600
                                               11/29/1999    2000
                                               11/30/1999    8300
                                               12/01/1999    1900
                                               12/02/1999    3000
                                               12/03/1999    3200
                                               12/06/1999     900
                                               12/07/1999    1500





                               PROXY CARD

                     PROXY SOLICITED IN OPPOSITION
          TO THE BOARD OF DIRECTORS OF THE GLOBAL SMALL CAP FUND, INC.
    BY DEEP DISCOUNT ADVISORS, INC. AND RON OLIN INVESTMENT MANAGEMENT COMPANY

          SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 30, 1999

The undersigned hereby appoints Ronald G. Olin, Ralph W. Bradshaw, Gary A. Bentz, and William A. Clark, and each of them, as the undersigned's proxies, with full power of substitution, to attend the Annual Meeting of Stockholders of The Global Small Cap Fund, Inc. (the "Fund") to be held on December 30, 1999, at 1285 Avenue of the Americas, 14th Floor, New York, New York 10019, at 12:00 p.m., New York time, (the "Meeting"), and any adjournment(s) or postponement(s) thereof, and to vote on all matters that may come before the Meeting and any such adjournment or postponement the number of shares that the undersigned would be entitled to vote, with all the power the undersigned would possess if present in person, as specified below. The proxies may vote in their discretion with respect to such other matter or matters as may come before the Meeting and with respect to all matters incident to the conduct of the Meeting.

(INSTRUCTIONS:  Mark votes by placing an "x" in the appropriate [    ].)



1.   To merge the Fund into The PaineWebber Global Equity Fund.

      FOR  [   ]      AGAINST  [   ]      ABSTAIN  [   ]

THE SOLICITING SHAREHOLDER IS MAKING NO RECOMMENDATION FOR PROPOSAL ONE (1), IF PROPOSAL ONE (1) IS LEFT BLANK, THE SOLICITING SHAREHOLDER WILL VOTE TO ABSTAIN ON THIS PROPOSAL.


2.    Removal of Incumbent Directors

   RESOLVED: The stockholders of The Global Small Cap Fund, Inc. hereby remove all members of the incumbent Board of Directors from office, including Margo N. Alexander, Richard Q. Armstrong, E. Garrett Bewkes, Jr., Richard R. Burt, Mary
C. Farrell, Meyer Feldberg, George W. Gowen, Frederic V. Malek, Carl W. Schafer, and Brian M. Storms.


       FOR  [   ]      AGAINST  [   ]      ABSTAIN  [   ]

THE SOLICITING SHAREHOLDER URGES YOU TO VOTE "FOR" PROPOSAL TWO (2).


3.   ELECTION OF DIRECTORS.
     Term expires in 1999

   RESOLVED: The stockholders hereby elect the following individuals as Directors of the Fund to replace the former Board members for the duration of their unexpired terms: Ronald G. Olin, Ralph W. Bradshaw, Gary A. Bentz, William A. Clark, Phillip Goldstein, Gerald Hellerman, Thomas H. Lenagh, Glenn
W. Wilcox, Sr., Andrew Strauss, and Scott B. Rogers.

           RONALD G. OLIN
           RALPH W. BRADSHAW
           GARY A. BENTZ
           WILLIAM A. CLARK
           PHILLIP GOLDSTEIN
           GERALD HELLERMAN
           THOMAS H. LENAGH
           GLENN W. WILCOX, SR.
           ANDREW STRAUSS
           SCOTT B. ROGERS

    FOR ALL NOMINEES  [   ]      WITHHOLD  [   ]      FOR ALL EXCEPT  [   ]

NOTE: IF YOU DO NOT WISH YOUR SHARES VOTED "FOR" ANY PARTICULAR NOMINEE, MARK THE "FOR ALL EXCEPT" BOX AND STRIKE A LINE THROUGH THE NAME(S) OF THE NOMINEE(S). YOUR SHARES WILL BE VOTED FOR THE REMAINING NOMINEE(S).

THE SOLICITING SHAREHOLDER URGES YOU TO VOTE "FOR" THE ELECTION OF ALL NOMINEES

IMPORTANT - - PLEASE SIGN AND DATE BELOW

SHARES WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED TO ABSTAIN ON PROPOSAL 1, FOR PROPOSAL 2, AND IN FAVOR OF THE ELECTION OF
ALL NOMINEES NAMED ABOVE IN ITEM 3.   ALL OTHER PROPOSALS,  WILL BE VOTED BY THE
SOLICITING SHAREHOLDER IN THE BEST INTERESTS OF STOCKHOLDERS AS DETERMINED BY THE SOLE JUDGEMENT OF THE SOLICITING SHAREHOLDER AT THE TIME OF THE MEETING.
THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE PROXY STATEMENT DATED DECEMBER 8, 1999, OF DEEP DISCOUNT ADVISORS, INC. THE UNDERSIGNED HEREBY REVOKES ANY PROXY HERETOFORE EXECUTED BY THE UNDERSIGNED RELATING TO THE SUBJECT MATTER HEREOF AND CONFIRMS ALL THAT THE PROXIES MAY LAWFULLY DO BY VIRTUE HEREOF.

(IMPORTANT     -     PLEASE FILL IN DATE)

This proxy card is provided by Deep Discount Advisors, Inc. and Ron Olin Investment Management Company, both beneficial shareholders of the Fund.

Please sign exactly as your name appears hereon or on proxy cards previously sent to you. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other duly authorized officer.

If a partnership, please sign in partnership name by authorized person.

SIGNATURE(S)_____________________________________________Dated:_______________

Please sign as registered and return promptly in the enclosed envelope. Executors, trustees and other signing in a representative capacity should include their names and the capacity in which they sign.